Exhibit 4A

DISCLOSURE DOCUMENT

February 11, 2008

(This document is delivered pursuant to Form S-8

Part I, and constitutes part of

a prospectus covering securities

that have been registered under the

Securities Act of 1933.)

HAEMONETICS CORPORATION

2007 EMPLOYEE STOCK PURCHASE PLAN

General Information

Haemonetics Corporation, a Massachusetts corporation, whose principal executive offices are located at 400 Wood Road, Braintree, Massachusetts  02184, telephone number (617) 848-7100 (the “Company”) has a 2007 Employee Stock Purchase Plan, which was adopted by the Board of Directors on June 12, 2007 and approved by the stockholders on August 1, 2007.  The Plan is intended to provide a means whereby eligible employees may purchase Common Stock of the Company through payroll deductions, thereby encouraging employee participation in the Company’s economic growth through stock ownership, and aligning employee interests with those of the stockholders of the Company.

There are 700,000 shares of Common Stock available for grant under the Plan.  Shares issued pursuant to the Plan shall be shares of the Company’s authorized but unissued Common Stock.  The number of shares issuable under the Plan is subject to appropriate adjustment in the event of a stock split, a subdivision or consolidation of shares of Common Stock, capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

Set forth below is a summary of the principal provisions of the Plan, which is set forth in full as Exhibit A to this Prospectus; and this summary is qualified in its entirety by reference to the Plan.

Eligibility

All persons employed by the Company or one of its subsidiaries are eligible to participate in the Plan, except (i) persons whose customary employment is less than twenty hours per week or five months or less per year; and (ii) persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary.

Administration, Termination and Amendment

The Plan is administered by the Board of Directors or a Stock Purchase Plan Committee appointed from time to time by the Board of Directors.  All members of the Committee serve at the discretion of the Board.  The Board of Directors or the Committee, if one has been appointed, is vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable.  Determinations by the Board of Directors, or the Committee, as to the interpretation and operation of the Plan are final and conclusive.

The last purchase period under the Plan ends on October 31, 2017, provided, however, that the Board of Directors has the right to terminate the Plan at any time.  In the event of the expiration of the Plan or its termination, all rights then outstanding under the Plan shall automatically be cancelled and the entire amount credited to the account of each Participant thereunder shall be refunded to each such Participant.  In addition, the Board of Directors may amend the Plan at any time without the consent of the Participants, but no such amendment shall adversely affect rights previously granted under the Plan and no such amendment (without the approval of the Company’s stockholders) may:  (a) increase the total number of shares of Common Stock which may be purchased by all Participants; or (b) change the class of employees eligible to receive rights under the Plan.  The termination of the Plan is not to be deemed an action which adversely affects rights previously granted under the Plan.

Additional information regarding the Plan and its administrators is available upon written or oral request made to the Company at 400 Wood Road, Braintree, Massachusetts  02184  (Attention:  Alicia R. Lopez, Vice President Corporate Affairs) telephone number (617) 848-7100.

Operation of the Plan

There are two “purchase periods” in each full calendar year during which the Plan is in effect, one commencing on November 1 of each calendar year and continuing through April 30 and the second commencing on May 1 of each calendar year and continuing through October 31 of such calendar year.  Eligible employees may elect to become Participants in the Plan for a purchase period by completing a Stock Purchase Agreement prior to the first day of the purchase period for which the election is made.  The election to participate is effective until it is revoked.  There is no limit on the number of purchase periods for which an eligible employee may elect to become a participant in the Plan.  In the Stock Purchase Agreement, the participating employee authorizes regular payroll deductions amounting to such full percentage of the Participant’s basic compensation as the Participant shall designate.  Such payroll deduction cannot amount to less than 2% nor more than 15% of the Participant’s basic compensation.

All sums deducted from the basic compensation of Participants will be credited to a stock purchase account established for each Participant on the books of the Company, but prior to use of such funds for the purchase of shares of the Company’s Common Stock in accordance with the Plan, the Company may use such funds for any valid corporate purpose.  The Company is under no obligation to pay interest on funds credited to a Participant’s stock purchase account in any event.  The purchase price of shares of the Company’s stock under the Plan is the lower of (i) 85% of the fair market of a share of Common Stock for the first business day of the relevant purchase period or (ii) 85% of such value on the relevant exercise date. The fair market value on a given day is the closing price of a share of Common Stock of the Company on the New York Stock Exchange. Each participating employee receives a right to purchase shares, effective on the first day of the purchase period to purchase shares of Common Stock on the exercise date, which is the last business day of the purchase period. The number of shares which a Participant may purchase under the right is the quotient of the aggregate payroll deductions in the purchase period authorized by each Participant divided by the purchase price, but in no event greater than 800 shares per right. No employee can be granted a right under the Plan which permits the purchase shares under the Plan and any other Internal Revenue Code Section 423(b) employee stock purchase plan of the Company or any parent or subsidiary to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the right to purchase is granted. The Plan defines Basic Compensation as the regular rate of salary or wages in effect immediately prior to a purchase period, including sales commissions, before any deductions or withholdings, but excluding overtime, bonuses and amounts paid in reimbursement for expenses.

Each participating employee automatically is deemed to have exercised his or her right on the exercise date of the purchase period in which he or she is participating, to the extent that the balance in the Participant’s account under the Plan is sufficient to purchase, at the purchase price in effect for the purchase period, whole shares of the Company’s stock subject to his or her right.  Any balance remaining in the Participant’s account shall be carried forward and credited for use in the next purchase period; but if the Participant chooses not to participate in the next purchase period, such balance is refunded to him or her in cash.  A Participant has a right to cancel participation in the Plan for a purchase period by delivering a notice of cancellation to the Company not later than ten days before the exercise date for such purchase period.  In the event of such cancellation, the Participant receives in cash the amount credited to his or her account.  Any Participant who so withdraws from the Plan may again become a Participant at the start of the next purchase period.

Upon dissolution or liquidation of the Company or a merger or a consolidation in which the Company is not the surviving entity, every right outstanding under the Plan shall terminate and each Participant shall be refunded the sums then in his or her account.

Shares of Common Stock purchased under the Plan shall be deemed to have been issued at the close of business on the exercise date, and prior to that date a Participant shall not have any rights or privileges as a stockholder of the Company with respect to such shares.  Shares purchased under the Plan shall be registered either in the Participant’s name, jointly in the names of the Participant and his spouse, or in the name of the Participant or his spouse as guardian for their children, as the Participant shall designate in his Stock Purchase Agreement.  Such designation may be changed at any time by filing notice with the Company.

Upon the Participant’s death or other termination of employment, his or her participation in the Plan shall cease and the entire balance credited to his or her account under the Plan shall be automatically refunded to him or her or (in the event of death) to the Participant’s designated beneficiary, if any, under a group insurance plan of the Company covering the Participant, or otherwise to his or her estate.  Employment is treated as continuing intact while a Participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days or so long as the Participant’s right to re-employment is guaranteed, either by statute or contract, if longer than 90 days.

The right to purchase shares of Common Stock under the Plan is exercisable only by the Participant during his or her lifetime and is not transferable.  The receipt of a right under the Plan does not imply any right to continued employment with the Company for any Participant.

Tax Effects of Plan Participation

Under the Internal Revenue Code, an employee incurs no tax liability on the grant of an option to purchase shares under the Plan nor on the acquisition of the shares upon automatic exercise of the option.

An employee will obtain favorable tax treatment on the disposition of shares acquired under the Plan if the shares are held by the employee for at least two years from the first day of the period in which the shares are purchased (the “Purchase Period”).  Dispositions of the shares after the expiration of the two year period are called “qualifying dispositions”.  Upon a qualifying disposition, if the amount realized is greater than the purchase price of the shares, there shall be included in the employee’s gross income as compensation taxable at ordinary income rates (and not as capital gain) the lesser of (1) fifteen percent (15%) of the fair market value of the shares on the first day of the Purchase Period or (2) the amount by which the fair market value of the shares at the time of disposition exceeded eighty-five percent (85%) of the fair market value of the shares on the first day of the Purchase Period.  The basis of the employee’s shares, which is initially equal to the actual purchase price, is increased by an amount equal to the amount includable as compensation in his or her gross income.  The excess of the amount realized over the employee’s increased basis is long term capital gain.

Upon a qualifying disposition, if the amount realized is less than the purchase price, the employee recognizes no ordinary income and will have a long-term capital loss equal to the difference between the amount realized and the purchase price.

If an employee sells the shares before the expiration of the required holding period, which is a disqualifying disposition, he or she realizes ordinary income (compensation) in the year of the disposition to the extent of the difference between the purchase price and the fair market value of the shares on the last day of the Purchase Period.  The basis of the employee’s shares, which is initially equal to the actual purchase price, is increased by an amount equal to the amount includable as compensation in his or her gross income.

Any amount realized upon such disqualifying disposition in excess of the employee’s increased basis in the shares will be treated as long-term or short-term capital gain, depending upon the holding period of the shares.  If the amount realized upon such disqualifying disposition is less than the employee’s increased basis in the shares, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

No deduction will be allowed to the Company for federal income tax purposes at the time of the grant or exercise of an option under the Plan.  At the time of a disqualifying disposition by an employee, the Company will be entitled to a deduction for the amount taxable to the employee as ordinary income. The Company is not entitled to a deduction for the ordinary income realized by an employee upon a qualifying disposition.

MISCELLANEOUS

The Plan is not a qualified plan under Section 401 of the Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

No reports with respect to rights to purchase shares under the Plan are furnished on a regular basis; however, a Participant will be furnished, free of charge, upon request to the general counsel of the Company, a report with respect to the amount and status of the Participant’s account.

No person has or may create a lien on any funds, securities or other property held under the Plan by reason of the provisions thereof or any contract in connection therewith.

RESTRICTIONS ON RESALE

The Plan contains no restrictions upon resale of shares acquired thereunder.

Shares acquired (while a Registration Statement relating to such shares is in effect under the Securities Act of 1933) under the Plan by persons who are not affiliates of the Company may be sold by such persons without registration under the 1933 Act, and without the need to comply with Rule 144 thereunder.  Public resales of shares acquired (while a Registration Statement relating to such shares is in effect under the 1933 Act) under the Plan by persons who are affiliates of the Company will be subject to registration or compliance with the requirements of Rule 144 under the 1933 Act other than the holding period requirement of paragraph (d) of that Rule.

Employees who are directors or officers of the Company or its subsidiaries may be deemed to be affiliates of the Company.

Incorporation of Certain Documents By Reference

The Company hereby incorporates by reference into the Section 10(a) Prospectus, of which this Disclosure Document is a part, the documents listed in (a) through (c) below.  In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement.  Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this prospectus.

(a)                                            The Company’s latest annual report filed pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 or the latest Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains either directly or by incorporation by reference, audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)                                           All of the reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual reports or the Prospectus referred to in (a) above.

(c)                                            The description of the Company’s Common Stock which is contained in the Registration Statement filed by the Company under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

These documents, as well as the Company’s Annual Report to Stockholders for the latest fiscal year, are available to you, without charge, upon written or oral request made to Alicia R. Lopez, Vice President Corporate Affairs, at Wood Road, Braintree, MA  02184, telephone (617) 848-7100.